                                  Exhibit 99.1

            BOSTON LIFE SCIENCES, INC. REPORTS SECOND QUARTER 1999 FINANCIAL RESULTS AND REVIEWS IMPORTANT FIRST HALF PROGRESS

August 17, 1999, Boston, Mass.--Boston Life Sciences, Inc. (NASDAQ: BLSI) today reported financial results for the three and six month periods ended June 30, 1999. For the second quarter ended June 30, 1999, the Company reported a net loss of $1,636,042 or $0.11 per common share compared to a loss of $1,735,448 or $0.13 per common share for the quarter ended June 30, 1998. For the six month period ended June 30, 1999, the Company reported a net loss, including non-cash preferred stock preferences of $4,240,000, of $7,954,827 or $0.56 per common share compared to a loss of $3,383,353 or $0.26 per common share for the same period in 1998. The Company reported cash, cash equivalents and investments of $12,904,119 at June 30, 1999.

"The first half of 1999 has probably been the most important and eventful six months in our history. We believe progress in virtually all areas of our technology portfolio has been remarkable," stated David Hillson, President and Chief Executive Officer.

Use in Attention Deficit Hyperactivity Disorder Hugely Multiplies Altropane(TM) Market Potential

"In addition to the Parkinson's Disease (PD) market, we are entering Altropane(TM) into development for use in the diagnosis of Attention Deficit Hyperactivity Disorder (ADHD). There is currently no objective test to diagnose ADHD, a disorder that affects millions of children. It poses a particularly difficult challenge in the educational environment, where millions of students
are prescribed powerful drugs like Ritalin(R).   We are making the commitment to
embark on a full human clinical trial program (leading toward an application for a NDA) because an analysis of our ADHD pilot study performed under a Physician's Sponsored Investigational New Drug application generated highly successful results. In that study, patients with previously confirmed ADHD showed significant abnormal elevation in the number of dopamine transporters versus normal patients when scanned with Altropane(TM). We believe that these results demonstrate for the first time that ADHD is associated with a detectable biochemical abnormality in the brain.

We believe that the potential market for an ADHD imaging agent is five to ten times that of PD. With both markets going for us, Altropane(TM) could prove to be one of the biggest radio-imaging agent ever introduced to the market. We see the potential for 500,000 scans annually in the U.S. for PD and ADHD combined," added Mr. Hillson.

Altropane(TM) was first studied clinically in Parkinson's Disease by Dr. Alan Fischman of Massachusetts General Hospital and was highly successful in a Phase II human clinical trial recently completed by Boston Life Sciences. This multi-center study demonstrated that a single, ten minute image taken after Altropane(TM) injection could accurately differentiate normal subjects from those with early PD. Altropane(TM) is now in a Phase III trial, which to our knowledge is the first Phase III trial for a PD radio-imaging diagnostic agent in the U.S.

Latest Results Establish Premier Anti-Angiogenic Position for Troponin I

"In the growing spectrum of anti-angiogenic agents, judging strictly from what has been actually published and demonstrated in vivo, Boston Life Sciences' Troponin I appears to be at the head of the class as an unusually potent, naturally occurring inhibitor of blood-vessel growth," commented Dr. Marc Lanser, the Company's Chief Scientific Officer. "As was published in the Proceedings of the National Academy of Sciences (PNAS) on March 16, 1999, relatively small doses of Troponin I given only twice-weekly (with no pre-treatment) suppressed the majority of melanoma lung metastases in a very difficult

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

model. In the most recent experiment this year, the agent also scored a dramatic 95% reduction in total volume of metastases in animals injected with human sarcoma (a very aggressive type of cancer) versus the untreated group. To our knowledge, this degree of suppression of metastatic tumor burden has not previously been achieved with experimental anti-angiogenic therapy.

"Our anti-angiogenic development program, one of the very first undertaken by any biotech company, has achieved what appears to be yet another breakthrough in a crowded `me-too!' sector: An analog (fragment) of Troponin I identified by BLSI, appears to have approximately 10 times the in vitro activity of Troponin itself, and appears therefore to have great advantages in dosage, solubility and purification. Given what we believe is a comfortable patent position, this analog could eventually evolve as our lead commercial formulation. Finally, we are highly gratified to be in the protocol design phase of a multi-center human trial with Troponin at leading cancer centers later this year," continued Dr. Lanser.

CNS Regeneration and Cytokine Regulation Programs Generate Unprecedented
Advances

"Our Central Nervous System (CNS) regeneration program recorded substantial achievements late in the fourth quarter of 1998. Experimental regeneration of severed axons within the optic nerve was demonstrated. This has potential relevance in the treatment of glaucoma, a major eye disease. In another animal model, substantial re-growth of axons in the pyramidal tract of injured spinal cords was achieved. Further larger-scale in vivo results now appear to confirm that our endogenous compound is, to our knowledge, unique in its ability to regenerate both injured optic nerves and spinal cord axons to such a substantial extent.

"In addition to chronic diseases of the CNS, such as PD and Alzheimer's Disease, the potential markets for our agents are stroke and spinal cord injury. These latest results have been submitted for publication in a leading peer reviewed scientific journal," added Dr. Lanser.

"Within the extremely important transcription factor and gene vector technologies discovered by Professor Laurie Glimcher of Harvard University dealing with the key role that Th1 and Th2 cells play in the development of autoimmune diseases and allergies, we have identified a portfolio of partnering opportunities. Intensive discussions are in progress. We believe that several collaborative relationships can radiate from the core of Dr. Glimcher's work, which is centered on controlling the production of critical cytokines (immune system regulators) at the genetic level. We hope to co-develop two gene therapy products, and at least four small molecule inhibitors for the treatment of autoimmune disease, allergies, cancer and AIDS based on this work," stated Dr. Lanser. "The scope of Dr. Glimcher's elucidation of the fundamental control mechanism in immunology is truly impressive. We expect to see a number of important publications detailing the ground breaking character of this work later this year," added Mr. Hillson.


About Boston Life Sciences, Inc.

BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. In addition to Troponin I, products awaiting FDA review, in clinical trials or in preclinical development by BLSI include Therafectin(R) for the treatment of Rheumatoid Arthritis; AF-1 for the potential treatment of stroke and spinal cord injury; Altropane(TM), a radioimaging agent for the diagnosis of Parkinson's Disease and Attention Deficit Hyperactivity Disorder (ADHD); and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.



                            Financial Chart Follows

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

                           BOSTON LIFE SCIENCES, INC.
                         (A Development Stage Company)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (amounts in thousands except  per share data)
                                  (Unaudited)

                                                        Three Months Ended    Six Months Ended
                                                             JUNE 30,             JUNE 30,
                                                        --------------------------------------
                                                          1999      1998       1999      1998
                                                        --------  ---------  --------  -------
Revenues                                               $       -  $       -  $      -  $     -
Operating Expenses:
  Research and development                                  745      1,128     1,679     2,245
  Licensing fees                                              -          -         -        55
  Therafectin related                                       504        134     1,082       261
  General and administrative                                623        667     1,319     1,267
                                                        -------    -------   -------   -------
     Loss from operations                                (1,872)    (1,929)   (4,080)   (3,828)
  Net interest income                                       236        194       365       445
                                                        -------    -------   -------   -------
     Net loss                                            (1,636)    (1,735)   (3,715)   (3,383)
  Preferred stock preferences                                 -          -    (4,240)        -
                                                        -------    -------   -------   -------
     Net loss available to common    shareholders
                                                        $(1,636)   $(1,735)  $(7,955)  $(3,383)
                                                        =======    =======   =======   =======


  Net loss per common share                             $ (0.11)   $ (0.13)  $ (0.26)  $ (0.26)
  Preferred stock preferences                                 -          -     (0.30)        -
                                                        -------    -------   -------   -------
  Net loss per share available to common stockholders
                                                        =======    =======   =======   =======
                                                        $ (0.11)   $ (0.13)  $ (0.56)  $ (0.26)
                                                        =======    =======   =======   =======

Weighted average shares outstanding                      14,493     13,051    14,120    13,032
                                                        =======    =======   =======   =======


                       SELECTED BALANCE SHEET INFORMATION
                             (amounts in thousands)
                                  (Unaudited)

                                                                        June 30,                  December 31,
                                                                          1999                        1998
                                                                    --------------               --------------
Cash and investments                                                $       12,651               $        7,910
Total assets                                                        $       16,903               $       12,269
Stockholders' equity                                                $        9,135               $       10,535


Statements made in this press release regarding the expected timing and results of clinical trials, schedules of IND, NDA, and other regulatory submissions, discussions with potential partners, submissions to scientific publications, the timing of product introductions, the market size for the Company's products and possible advantages with respect to ease of manufacturing, potency and dosage are forward looking statements and, as such, involve risks and uncertainties by which actual results may vary materially from these expectations. Meaningful factors that may affect these results include: results of scientific data from clinical trials; delays in the regulatory or development processes; the ability to obtain intellectual property protection, the outcome of discussions with potential partners, market acceptance of the Company's products and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission.

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